EXHIBIT 2

                          SALE AND EXCHANGE AGREEMENT


      This Agreement (the "Agreement") made and entered into this 13th day of September, 1999, by and among B & N POULTRY, a Texas general partnership, SEARCY FARMS, LTD., KLESEL FARMS, LTD., HARWOOD POULTRY FARMS, LTD., BERGER/NOVAK CATTLE, LTD. and SMITH FARMS, LTD., all Texas limited partnerships, SMITH FARMS, INC., a Texas corporation, and HENRY J. NOVAK, individually, and BRYAN BERGER, individually (collectively "Sellers") and CAL-MAINE FOODS, INC., a Delaware corporation.


                                   RECITALS:

      WHEREAS, Sellers own and operate a shell egg business and support facilities at two locations (the "Locations"), one in Texas located near Flatonia, Texas, and the other in Arkansas located near Searcy, Arkansas; and

      WHEREAS, Sellers wish to sell to Cal-Maine certain real property and the poultry, inventory items, equipment and other items of personal property used in their shell egg business, and Cal-Maine wishes to acquire such property; and

      WHEREAS, Sellers wish to exchange certain of the equipment and certain real property used in their shell egg business for other equipment and real property in a transaction qualifying as a nontaxable exchange under Section


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1031 of the Internal  Revenue Code of 1986 and its  accompanying  regulations;
and

      NOW, THEREFORE, in consideration of the terms and conditions set forth below, the parties agree as follows:

                                   ARTICLE I
                  SALE OF ASSETS AND ASSIGNMENT OF CONTRACTS

      SECTION 1.01 SCOPE OF AGREEMENT. Anything herein to the contrary notwithstanding, it is expressly agreed that Cal-Maine is acquiring only the specified assets of Sellers utilized by Sellers in the conduct of their commercial shell egg businesses at their Texas and Arkansas locations. Any reference to Sellers in the context of any assets to be acquired by Cal-Maine or in relation to any contract or obligation assumed by Cal-Maine is deemed to be limited to the assets or obligations of Sellers that are specifically described in this Agreement. No other asset or obligation of Sellers is involved. It is expressly agreed that Cal-Maine is not acquiring or assuming any liabilities of Sellers except as specifically set forth in this Agreement.

      SECTION  1.02  SALE OF REAL  PROPERTY  AND  SALE  OF  PERSONAL  PROPERTY
ASSOCIATED WITH SELLER'S SHELL EGG BUSINESS. Subject to the terms and conditions of this Agreement, Sellers will sell, transfer, assign, and deliver to Cal-Maine on the Closing Date (defined in Section 9.01 below) all of the


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real and  personal  property  specifically  described  in Exhibit 1.02 of this
Agreement.   The  personal  property  consists  of  the  flocks,   feed,  feed
ingredients, egg inventories, packaging inventories, vehicles, and other personal property and equipment utilized in Seller's shell egg business. Cal-Maine agrees that it is not purchasing any equipment or other personal property related to Seller's general or cattle farming business and that Sellers will retain all such assets. Further, Cal-Maine agrees it is not purchasing any cash and investments, including the assets of Smith Holding Company, Inc., and Sellers will retain all cash and investments, including the assets of Smith Holding Company, Inc.

      It is agreed that from the real property described in Exhibit 1.02 there shall be excluded from the conveyance from Sellers to Cal-Maine approximately 284 acres, the ownership of which shall be retained by Sellers. It is agreed that such 284 acres to be retained will only be property which is not considered as essential to the ongoing shell egg business to be conducted by Cal-Maine. As provided by Section 1.08, the total purchase price has been reduced by $340,800, which is the assigned value for the 284 acres. As to such excluded property Sellers hereby grant to Cal-Maine the right of first refusal to acquire such property if sold by Sellers and further agree that such retained property shall not be subdivided or used for residential purposes or for commercial use. Provided, however, Sellers shall be permitted to use the retained property for grazing and cattle operations. Such right of first refusal and restriction of use shall be for a period of twenty-five years after Closing.


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      SECTION 1.03 ASSIGNMENT OF CONTRACTS.

      (a) GENERAL. On the Closing Date, Sellers agree to assign to Cal-Maine all rights which Sellers have in the contracts listed in Exhibit 1.03(a) of this Agreement, which exclude leases and contract producer and grower agreements. Subject to the following paragraph, Cal-Maine agrees to assume all obligations of Sellers under all contracts listed in Exhibit 1.03(a) as of the Closing Date.

                  Any contract  scheduled in Exhibit  1.03(a)  which cannot be assigned to Cal-Maine for whatever reason, or which Cal-Maine elects not to assume, shall be excluded and shall be retained by Sellers without any price adjustment to this Agreement.

      (b) CONTRACT PRODUCERS AND GROWERS. Sellers have, or will have, entered into written contracts with the individuals or entities that raise and grow pullet chicks or produce eggs on a contract basis. These contracts are identified on Exhibit 1.03(b). On the Inventory Date, Sellers shall assign all of the contracts listed on Exhibit 1.03(b) to Cal-Maine, and Cal-Maine agrees to assume all of such contracts approved by Cal-Maine. Sellers shall be liable for all accrued liability, including, but not limited to, any bonus earned but not paid as of Inventory Date, under all of the contracts described in Exhibit 1.03(b) to the Inventory Date.


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            Such bonus cannot be  calculated  as of Inventory  Date or Closing
            Date. Therefore, such amount shall be calculated and paid pursuant
            to  Sellers'  assigned   Contracts  and  Sellers  shall  reimburse
            Cal-Maine for their pro rata share, computed as of Inventory Date, upon request of Cal-Maine.

      SECTION 1.04 ASSIGNMENT OF LEASES ON SUBLEASES OTHER THAN CONSTRUCTION IN PROGRESS AND VEHICLE LEASES. Sellers currently lease certain equipment and buildings from Farm Credit Leasing Services Corporation, utilized in the operations of Seller's shell egg business. Sellers shall assign all equipment and building leases scheduled in Exhibit 1.04 to Cal-Maine. Cal-Maine shall assume or sublease such equipment and building leases, subject to approval of the Lessors. Cal-Maine will exert its best efforts to obtain a release of Berger, Novak and their entities from such lease obligations.

      SECTION 1.05 TRANSFER OF BUSINESS RECORDS. Sellers shall transfer to Cal-Maine on the Closing Date all customer lists, records of sales to customers, customer credit information, product specifications, feed formulations, flock records, personnel records of all Seller's employees hired by Cal-Maine, plant performance and maintenance records, and operations records of the facilities being acquired by Cal-Maine. Cal-Maine agrees to cooperate and give Sellers reasonable access to such records if needed in the case of an examination by any governmental or other agency.


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      SECTION 1.06 INTELLECTUAL  PROPERTY.  Cal-Maine shall acquire all rights to, or interest in, any intellectual property of Sellers, such as brands, labels and trademarks, utilized by Sellers in their shell egg business except the "Smith Farms" name, which Sellers agree Cal-Maine shall have the right to use for a period of two years following the Closing.

      SECTION 1.07 LICENSES AND PERMITS. Sellers shall assign or transfer to Cal-Maine on or before the Closing Date all licenses, permits, registrations, and other written forms of authorization required or utilized in the operation of Sellers' shell egg business (collectively the "Licenses") described on
Exhibit 1.07 of this Agreement. Sellers shall assist Cal-Maine in obtaining any necessary Licenses which are not assignable or transferable from Sellers.

      SECTION 1.08 PAYMENT FOR NON-INVENTORIED ASSETS. In consideration of the sale of certain real estate and personal property (other than construction in progress under Section 1.09 and property subject to inventory under Section
1.10 below), the assignment of contracts described in Section 1.03, intellectual and intangible personal property, the transfer of business records pursuant to Section 1.05 of this Agreement, and the transfer of Licenses, Cal-Maine will pay to Sellers by wire transfer on the Closing Date the sum of $28,719,700. Such purchase price shall be reduced by the amount of any payment obligation remaining on leases assumed by Cal-Maine other than construction in progress or vehicle leases or to be paid on any sublease to Cal-Maine pursuant to Section 1.04 hereof. The allocation of this purchase


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price to these assets is as shown in Exhibit 1.08 to this Agreement.

      SECTION 1.09 CONSTRUCTION IN PROGRESS. Cal-Maine will purchase the "construction in progress" accounts for the Klesel Complex and the Arkansas Complex at their balances as of the Inventory Date. The amounts of such accounts are estimated to be, as of September 18, 1999, as shown on Exhibit 1.09, and shall be verified to Cal-Maine's satisfaction prior to Closing. Cal-Maine shall assume the existing leases with Farm Credit Leasing Services Corporation attributable to construction in progress and will assume Seller's obligation to Farm Credit Leasing Services Corporation on construction in progress not yet closed to Lease. Cal-Maine shall pay to Sellers at closing by wire transfer any Seller equity in construction in progress as of Inventory Date. As used in ss. 1.09, the term "Equity" shall be defined as the amount of the original obligation, less any remaining sum owed, plus the amount of interim interest paid by Seller.

      SECTION 1.10 CALCULATION OF PRICE FOR ASSETS SUBJECT TO INVENTORY. In consideration for the sale of flock inventories (including flocks under contracts which Cal-Maine agrees to assume as provided in Section 1.03(b)), egg inventories, packaging inventories, finished feed and feed ingredients, veterinary supplies, fuel, and certain vehicles and rolling stock, Cal-Maine shall pay Sellers by wire transfer on the Closing Date an amount calculated as the total purchase price for all such items as calculated under the provisions of this Section 1.10.


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      (a)   MANNER OF VALUATION.  All items covered by this Section 1.10 shall be valued on the Inventory Date by mutual act of the parties using the valuation methods set forth herein.

      (b)   INVENTORY DATE. The Inventory Date shall be September 18, 1999.

      (c) FLOCK INVENTORIES. (1) Laying Flocks. The price for all flocks of commercial layers located at Sellers and contract producers facilities shall be the book value of such flocks as of the Inventory Date which book value shall be computed consistent with the flock inventory and value schedule furnished by Sellers to Cal-Maine and dated May 31, 1999. Sellers agree to follow a consistent depreciation schedule subsequent to May 31, 1999, as that used prior thereto. The quantity of birds as of Inventory Date may be established by a check of perpetual house records, actual count, or spot check, as agreed by the parties. A copy of the May 31, 1999 inventory and a copy of Seller's August 31, 1999 flock inventory is attached as Exhibit 1.10(c).

            (2) Pullet Flocks. The purchase price for all pullets in place at Sellers' facilities, or in the premises of Seller's Contract Growers, shall be the book value of such flocks as of the Inventory Date. Sellers have provided Cal-Maine with a schedule of


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            pullet flock inventories and accumulated costs of each flock as of
            May 31, 1999. Sellers shall follow the same method of accumulating cost from May 31, 1999 to Inventory Date, on a consistent basis, as was used in arriving at the values shown on the schedule dated May 31, 1999. The quantity of birds as of Inventory Date may be established by a check of perpetual house records, actual count, or spot check, as agreed by the parties. A copy of the May 31, 1999 inventory and a copy of Seller's August 31, 1999 pullet flock inventory is attached as Exhibit 1.10(c)(2).

      (d) EGG INVENTORIES. The price for all packaged eggs ready for delivery shall be the actual net selling price less actual delivery costs and less one cent per dozen. The quantity of eggs present on the Inventory Date shall be established by joint inventory of Sellers and Cal-Maine. Ungraded eggs shall be counted as of Inventory Date and priced in accordance with Exhibit 1.10(d) hereto.

      (e) PACKAGING MATERIALS AND FUEL. The price for all packing materials and fuel shall be the actual net cost to Sellers consistent with historical records and practices as verified to Cal-Maine's satisfaction. The quantity shall be determined by physical count on the Inventory Date, excluding obsolete inventories or material that cannot be used in the normal course of business.


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      (f)   FINISHED FEED AND FEED INGREDIENTS.

            (i) FINISHED FEED AT FARMS. The price shall be the actual ingredient cost verified by invoices, plus $8.00 per ton.

            (ii) FEED AT MILL. Such feed shall be priced at actual ingredient cost, verified by invoice, plus actual milling costs.

            (iii) FEED INGREDIENTS. The price for all feed ingredients shall be the actual net cost thereof to Sellers.

            (iv) DETERMINATION OF QUANTITY. The quantity of finished feed and feed ingredients shall be determined by a physical count (or by using reasonable methods of estimation where a physical count is impractical) at mill and farm storage tanks on the Inventory Date.

      (g)   VETERINARY  SUPPLIES.   The  price  for  all  current  and  usable
            vaccines, medications, and feed supplements in inventory on Inventory Date shall be actual cost verified by invoice.

      (h) VEHICLES, ROLLING STOCK AND FARM EQUIPMENT. The vehicles, rolling stock and farm equipment for which a purchase price is to be determined are scheduled in Exhibit 1.10(h) of this Agreement. The price for these vehicles shall be their fair value on the


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            Inventory  Date as  determined  by the  parties.  At the option of
            Sellers, if Sellers and Cal-Maine cannot agree on price on a vehicle or vehicles, rather than conducting an appraisal, Sellers can elect to retain the vehicle or vehicles for which a price cannot be agreed to. Sellers will provide a complete list of vehicles at each location. Such list will show description, model number and year, serial number and Seller's estimate of value on each vehicle. Sellers currently lease certain vehicles, rolling stock and farm equipment from Farm Credit Leasing Services Corporation, which leases are scheduled in Exhibit 1.10(h) of this Agreement, utilized in the operation of Seller's shell egg business. Sellers shall assign all such leases scheduled in
            Exhibit 1.10(h) to Cal-Maine, except for retained vehicles. Cal-Maine shall assume or sublease such vehicles, rolling stock and farm equipment subject to the approval of the Lessors.

      (i) ACCOUNTS RECEIVABLE. The value of accounts receivable to be purchased by Cal-Maine shall be the face value thereof as of the Inventory Date. Any receivable purchased by Cal-Maine and not paid in full within thirty (30) days of Closing shall be repurchased in full by Sellers upon demand by Cal-Maine.

      (j)   EGG  BASKETS  AND  PLASTIC  FLATS.  On all usable egg  baskets and


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            plastic flats,  the price therefor shall be 60% of the replacement cost.

      (k) PAYMENT FOR INVENTORIED ITEMS. On the Closing Date, Cal-Maine shall pay Seller the purchase price for inventoried items by wire transfer.

      SECTION 1.11 TAXES, ASSESSMENTS AND FEES. Sellers shall pay any real estate transfer fees imposed as a result of the transfers made under this Agreement. Cal-Maine and Sellers shall prorate ad valorem taxes or assessments with respect to the property transferred to Cal-Maine as of the date of Closing.

      SECTION 1.12 DESIGNATION OF GRANTEE. So long as Cal-Maine shall remain obligated as to all of its duties, responsibilities and obligations hereunder, Cal-Maine may designate one or more of its wholly owned subsidiaries to be the Grantee to receive any or all of the assets of Sellers to be sold to Cal-Maine under the provisions of this Agreement.


                                  ARTICLE II
                         DEFERRED EXCHANGE OF PROPERTY

      SECTION 2.01 CONVEYANCE OF REAL PROPERTY. On the Closing Date, Sellers will convey to Cal-Maine the real property described on Exhibit 2.01 hereto and all improvements situated thereon with all oil, gas, mineral and water rights (the "Real Property") as more specifically described and at the values shown in such Exhibit 2.01. The conveyance shall be by General Warranty Deed, free and clear of any lien or encumbrance, except as may be specifically


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assumed by Cal-Maine.

      The real property described in Exhibit 2.01(a), if any, shall be subject to the exchange provisions of this ARTICLE II. Exhibit 2.01(a), if any, shall be attached to this Agreement on or before the date of Closing.

      SECTION 2.02 TRANSFER OF PERSONAL PROPERTY. On the Closing Date, Sellers will transfer to Cal-Maine the personal property at the values shown in
Exhibit 2.02. The transfer shall be by Bill of Sale, free and clear of any lien or encumbrance. The personal property described in Exhibit 2.02(a), if any, shall be subject to the exchange provisions of this Article II.

      SECTION 2.03 CREATION OF QUALIFIED ESCROW ACCOUNT. On or before the Closing Date, Cal-Maine and Sellers shall enter into an escrow agreement ("the Escrow Agreement") with Austin Trust Company ("the Escrow Agent") for the creation of a "Qualified Escrow Account" within the meaning of Treasury Regulation 1.1031(k)-1(g)(3). A copy of the Escrow Agreement shall be attached as Exhibit 2.03 to this Agreement and incorporated herein by reference on or before the date of Closing.

      SECTION 2.04 DEPOSIT OF ESCROW FUNDS. On or before the Closing Date, Cal-Maine shall deposit with the Escrow Agent the sum designated on Exhibit 2.01(a), if any, ("the Escrow Funds") to be held subject to the Escrow Agreement and applied to the purchase of the personal property and one or more parcels of real estate ("the Exchange Property") as described in Exhibits 2.01(a) and 2.02(a) for transfer and conveyance to Sellers. Sellers shall have


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no  interest  in or right to the Escrow  Funds  other than as  provided in the
Escrow Agreement. Sellers shall pay all expenses associated with the Escrow Agreement and shall hold Cal-Maine harmless as to all activities engaged in by Cal-Maine with respect to the exchange transactions, the escrow funds, and the Escrow Agreement. Sellers shall have the right to defend and to control the defense against any claims made against Cal-Maine with respect to the transactions for which indemnity is provided by this Section 2.04.

      SECTION  2.05  IDENTIFICATION  OF  EXCHANGE  PROPERTY.   No  later  than
forty-five (45) days after the Closing Date, Sellers shall deliver to Cal-Maine a writing identifying the personal property and one or more parcels of real estate which shall serve as the Exchange Property.

      SECTION 2.06 ACQUISITION AND CONVEYANCE OF EXCHANGE PROPERTY. Upon receipt of the writing identifying the Exchange Property, Cal-Maine shall direct the Escrow Agent to disburse the Escrow Funds to purchase as much of the designated Exchange Property as possible. If the Escrow Funds are insufficient to purchase all of the Exchange Property, Sellers shall have the right to contribute the additional funds necessary for such purchase; otherwise, Cal-Maine may decline to purchase one or more of the identified terms. Cal-Maine shall direct the seller or sellers of the Exchange Property to convey title free and clear of all liens and encumbrances by a Bill of Sale and/or a General Warranty Deed directly to Sellers within 180 days of the Closing Date; provided, however, that Sellers may in writing waive this


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requirement  and  accept an item of  Exchange  Property  which is  subject  to particular liens.

      SECTION 2.07 PROCEDURE IF NO EXCHANGE PROPERTY IDENTIFIED. If Sellers have failed to identify any Exchange Property within the time allotted by
Section 2.05 of this Agreement, Cal-Maine shall inform the Escrow Agent in writing of this occurrence.

      SECTION 2.08 CONSTRUCTION AND INTERPRETATION OF ARTICLE II AND THE ESCROW AGREEMENT. It is the intent of the parties that the transfer of the personal property and the conveyance of real estate provided for in this
Article II shall accomplish a delayed  nontaxable  exchange in compliance with
Section 1031(a)(3) of the Internal Revenue Code of 1986 and Section 1.1031(k)-1 of the Treasury Regulations. ARTICLE II of this Agreement and the Escrow Agreement shall be construed and interpreted in a manner consistent with this intent.


                                  ARTICLE III
                             ASSOCIATED AGREEMENTS

      SECTION 3.01 RIGHT TO RUN CATTLE ON LAND. Cal-Maine and Sellers shall enter into an agreement whereby Cal-Maine will grant to Sellers the right to run not more than seven hundred (700) mature head of cattle on approximately two thousand two hundred twenty-three (2,223) acres of Texas land acquired by Cal-Maine from Sellers for a period of one year after Closing. Such right shall be without fee to Cal-Maine other than Cal-Maine receiving an indemnity


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against liability of loss in such agreement. During the one year period of the lease, Cal-Maine and Sellers will review the future extension of the lease on all or part of the 2,223 acres, under terms mutually acceptable to Cal-Maine and Sellers.

      SECTION 3.02 CONSULTING AND NON-COMPETITION AGREEMENTS. On the Closing Date, Cal-Maine, Novak and Berger shall enter into contracts ("the Agreements") whereby Novak and Berger will perform agreed services for Cal-Maine and agree not to compete. Copies of the Agreements in the form to be executed at Closing are attached as Exhibits 3.03(a), (b), (c) and (d).


                                  ARTICLE IV
                  OPERATION OF FACILITY AFTER INVENTORY DATE

      SECTION 4.01 PROFIT AND LOSS. The parties agree that beginning at 12:00 midnight on the Inventory Date, Cal-Maine shall assume possession of, and shall operate all of, the assets of Sellers being acquired by Cal-Maine pursuant to this Agreement. All profit, losses and expenses after 12:00 midnight on the Inventory Date shall be for the account of Cal-Maine and shall be Cal-Maine's responsibility.

      SECTION 4.02 UTILITIES. Sellers shall be responsible for paying all utility charges incurred up to 12:00 midnight on the Inventory Date. Cal-Maine shall pay all utility charges after 12:00 midnight on the Inventory Date.


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Sellers shall  transfer  utilities to Cal-Maine  the day  following  Inventory
Date.

      SECTION 4.03 DEPOSITS. All of Sellers' deposits, utility or otherwise, shall be returned to Sellers, and Cal-Maine shall post any required deposits for continuation of such services.

      SECTION 4.04. RISK OF LOSS; INSURANCE. The risk of loss as to all assets transferred from Sellers to Cal-Maine (including the risks associated with the shell egg business) shall shift from Sellers to Cal-Maine at 12:00 midnight on the Inventory Date. Sellers alone shall be responsible to maintain insurance coverage on assets and the operations of the shell egg business until 12:00 midnight on the Inventory Date. Cal-Maine alone shall be responsible to maintain insurance coverage on such assets and the operations of the shell egg business after 12:00 midnight on the Inventory Date.

      SECTION 4.05 ASSISTANCE OF CAL-MAINE PERSONNEL. After the Inventory Date, Cal-Maine agrees to make available to Sellers such Cal-Maine personnel as may be reasonably necessary at one or more of the facilities purchased by Cal-Maine under the terms of this Agreement to assist Sellers in paying Sellers' payables that have resulted from Sellers' operation of Sellers' shell egg business. All such payments shall be made with funds of Sellers.


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                                   ARTICLE V
             REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLERS


      SECTION  5.01.  Sellers  hereby  represent,   warrant  and  covenant  to
Cal-Maine, such representations and warranties to be true and correct on the date hereof, and on the Closing Date, that:

      (a) ORGANIZATION, QUALIFICATION AND GOOD STANDING. Sellers are duly organized, validly existing, and in good standing under the laws of the State of Texas, as set forth in the opening paragraph of this Agreement, with the exception of Smith Farms, Ltd., who will ratify this Agreement as of the date of Closing.

      (b) AUTHORIZATION. The execution and delivery of this Agreement to Cal-Maine and the consummation of the sales contemplated herein have been duly authorized by all necessary individual, corporate, partnership or other entity action on the part of Sellers. The execution, delivery, and performance of this Agreement by Sellers will not conflict with or result in the breach or violation of any term or provision of Sellers' Articles of Incorporation, Partnership Agreement, By-Laws, or of any agreement to which Sellers are a party.

      (c) LITIGATION CLAIMS. There are no claims, actions, suits, or proceedings, either administrative or judicial, pending or threatened; and, no adverse orders of any governmental, administrative, or regulatory body have been or will be issued, against or relating to the property to be transferred hereunder, that could adversely affect or prevent the sale thereof, the ongoing operation of Sellers' business, or the value of the assets being purchased hereunder.

      (d) NO MATERIAL OR ADVERSE CHANGE. Sellers will not make any material or adverse change in their shell egg business subsequent to the date hereof without the prior written consent of Cal-Maine.

      (e) CAPITAL EXPENDITURES. There are no contractual obligations of Sellers in existence as of the date hereof, except as disclosed on
            Exhibit 5.01(e), for expenditures involving fixed or capital assets, including, but not limited to, purchase orders for machinery and equipment (hereinafter collectively referred to as "Capital Expenditures"). Sellers agree not to enter into any such obligations prior to Closing without the written consent of Cal-Maine.

      (f)   CONDUCT OF BUSINESS.

            (i) Sellers have and shall, until 12:00 midnight of the Inventory Date, continue to operate their shell egg facilities from the date of execution of this Agreement until 12:00 midnight of the Inventory Date in a prudent and normal fashion, consistent with past practices. All profits and losses from 12:00 midnight of the Inventory Date until Closing shall be for Cal-Maine's account. Prior to 12:00 midnight of the Inventory Date, all profits or losses shall be for the account of Sellers. Sellers shall take no actions after the date hereof and prior to the Inventory Date except those normal in the ordinary course of Sellers' business or as contemplated hereunder.

            (ii) Sellers will at all times use their best efforts to preserve their shell egg business and to maintain the goodwill of the present customers, suppliers, and employees of such business.

            (iii) In the event of damage to any personal property used in their shell egg business or to improvements on the Real Property prior to the Inventory Date, Sellers shall repair the damaged item. In the event of destruction of any such item prior to the Inventory Date, Sellers shall replace such item with a like item of the same value, or at the option of Cal-Maine, the sale price established by this Agreement shall be adjusted to account for such destruction.

      (g) DEFAULT. Sellers shall not be in default at Closing under any contract or lease to be assigned to, or assumed by, Cal-Maine.

      (h) LIENS. At Closing, there will be no lien or encumbrance of any nature on any asset to be purchased by Cal-Maine, except as specifically accepted by Cal-Maine and scheduled on Exhibit 5.01(h).

      (i) ACCESS TO INFORMATION. Sellers will cooperate with and support Cal-Maine following Closing by making available to Cal-Maine any data reasonably requested by Cal-Maine relating to the assets and the operations of Sellers' shell egg business and their employees.

      (j) ENVIRONMENTAL COMPLIANCE AND INDEMNIFICATION. Sellers represent and warrant that they have obtained and maintained all permits, licenses and other authorizations that are required of them under all Environmental Laws. As used herein, the term "Environmental Laws" means any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions related to the protection of the environment or the release of any materials into the environment, including but not limited to, those related to hazardous substances or waste, air omissions and discharge to waste or public systems. Sellers further represent and warrant that they have complied with all terms and conditions of such permits, licenses and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and time tables contained in all Environmental Laws or in any regulation, ordinance or code applicable to them, any plan, order, decree, judgment, injunction, notice or demand letter issued in or promulgated or approved thereunder directly applicable to them, and that Sellers have operated all property subject to this Agreement in a manner so that no claims or obligations, including clean-up obligations, shall arise under any Environmental Law.

                  Sellers  agree,  for a period of seven  (7) years  after the date of Closing, jointly and severally, to defend, indemnify and to hold Cal-Maine and its respective affiliates, employees, agents, officers and directors harmless from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way relating to the violation of, non-compliance with, or liability under any Environmental Laws applicable to the Seller's property which is being acquired by Cal-Maine, or any orders, requirements, or demands of any governmental authority relating thereto, including without limitation, reasonable attorneys and consultant fees, response costs, court costs, litigation expenses, except to the extent that any of the foregoing directly results from the gross negligence or willful misconduct of Cal-Maine or its agents, servants or employees.

      SECTION 5.02 ACCESS TO ASSETS. Prior to the Inventory Date, Cal-Maine shall, upon prior reasonable notice to Sellers, have the right of access to the assets subject to this Agreement and to have a reasonable number of Cal-Maine personnel present at the facilities. Prior to the Inventory Date, Cal-Maine personnel shall not interfere with or impede Sellers' employees in the performance of their duties. Cal-Maine agrees to defend, indemnify, and hold Sellers harmless from and against any loss, cost, damage or liability which is the result of any physical injury or damage sustained by any person, or any damage to real or personal property, or any third-party liability, as a direct result of the presence on the Locations of Cal-Maine personnel.
Seller's employees will become Cal-Maine employees as of the day after Inventory Date. From the date hereof until Closing, Novak and Berger will devote their full time and efforts to running and managing the assets being sold to Cal-Maine and will cooperate with Cal-Maine in such transition. Novak and Berger agree to manage and run the assets from the date hereof until Closing in a manner acceptable to Cal-Maine and consistent with their past practices.

      SECTION 5.03 DISCLAIMER OF CERTAIN WARRANTIES.

      (a) CONDITION OF VEHICLES, ROLLING STOCK & EQUIPMENT. Sellers make no warranties, express or implied, to Cal-Maine regarding the condition of vehicles, rolling stock and equipment. Cal-Maine agrees that it is buying the vehicles, rolling stock and equipment in an "as is" condition. Cal-Maine has inspected the vehicles, rolling stock and equipment and is satisfied with their condition.

      (b) OTHER PROPERTY. Cal-Maine agrees that it is buying all other items of tangible personal property in "as is" condition. Cal-Maine agrees that it has inspected or had the opportunity to inspect all of such property and is satisfied with its condition. Sellers disclaim all express or implied warranties with respect to such property, including any warranties as to the health of the flocks being sold to Cal-Maine.

      SECTION 5.04 SURVIVAL OF WARRANTIES; INDEMNIFICATION.

      (a) GENERAL. All the warranties and representations given by Sellers in this Agreement, all of which are relied upon by Cal-Maine, shall survive the Closing Date hereof. Sellers agree to defend, indemnify, and hold Cal-Maine harmless from and against any loss, damage, claim, liability, cost or expense (including reasonable attorney fees) which Cal-Maine may incur or sustain, before or after the Closing Date, resulting from or arising out of any breach of any of said representations and warranties. Sellers shall have the right to defend and to control the defense against any such loss, damage, claim, liability, cost or expense.


                                  ARTICLE VI
            REPRESENTATIONS, WARRANTIES, AND COVENANTS OF CAL-MAINE

      SECTION 6.01. Cal-Maine represents, warrants and covenants to Sellers, such representations and warranties to be true and correct on the date hereof, and on the Closing Date, that:

      (a) ORGANIZATION, QUALIFICATION, AND GOOD STANDING. Cal-Maine is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is registered to do business and is in good standing under the laws of each state in which Cal-Maine does business. All corporate proceedings required to be taken by Cal-Maine to authorize the execution, delivery and consummation of this Agreement have been duly and validly taken and will be in full force and effect on the Closing Date. At the Closing, Cal-Maine will provide to Sellers a Certificate of Good Standing from the State of Delaware.

      (b) AUTHORITY; BINDING EFFECT. Cal-Maine has full power and authority to execute and perform this Agreement and all related agreements, and this Agreement and all related agreements constitute the legal, valid and binding obligation of Cal-Maine enforceable against Cal-Maine in accordance with their terms.

      (c) COMPLIANCE WITH OTHER INSTRUMENTS. Cal-Maine is neither a party to, nor otherwise subject to, any agreement or other instrument which would prevent or prohibit Cal-Maine from the execution or consummation hereof or any part hereof.

      SECTION 6.02 SURVIVAL OF WARRANTIES; INDEMNIFICATION. All the warranties and representations given by Cal-Maine in this Agreement, all of which are relied upon by Sellers, shall survive the Closing Date hereof. Cal-Maine agrees to defend, indemnify and hold Sellers harmless from and against any loss, damage, claim, liability, costs or expense (including reasonable attorney fees) which Sellers may incur or sustain, before or after the Closing Date, resulting from or arising out of any breach of any of said representations and warranties. Cal-Maine shall have the right to defend and to control the defense against any such loss, damage, claim, liability, cost or expense.

                                  ARTICLE VII
                        EMPLOYEE AND CONTRACTOR MATTERS

      SECTION 7.01 CAL-MAINE'S HIRING OBLIGATIONS. It is agreed that Cal-Maine is under no obligation to hire and provide employment for any of Sellers' existing salaried or exempt employees. It is Sellers' obligation to terminate all such employees. However, Cal-Maine intends to offer employment to many of the Sellers' employees involved in the operation of the assets being acquired by Cal-Maine. Sellers consent to such hiring.

      Employees of Sellers hired by Cal-Maine shall be given credit for existing seniority or time of employment with Sellers at such time as they become Cal-Maine employees, except for Cal-Maine service awards. However, Cal-Maine shall not assume or be responsible for any earned but unpaid benefits, such as vacation or sick leave time. As to such earned benefits, Sellers shall either pay such benefits directly to the eligible employee or reimburse Cal-Maine for the amount thereof if Cal-Maine agrees to make such payment to any employee. Similarly, Sellers shall be responsible for paying any earned but unpaid bonus or other earned benefit due any employee.


                                 ARTICLE VIII
                        CONDITIONS PRECEDENT TO CLOSING

      SECTION 8.01 CONDITIONS PRECEDENT TO OBLIGATIONS OF CAL-MAINE. The obligation of Cal-Maine to consummate the transactions contemplated by this Agreement is subject to the fulfillment by Sellers on or before the Closing
Date of all of the following conditions, which conditions may only be waived by Cal-Maine in writing:

      (a) REPRESENTATIONS AND WARRANTIES TRUE. All of the representations and warranties of Sellers contained in this Agreement shall be true and correct on and as of the Closing Date. Sellers shall provide Cal-Maine a certificate to this effect as of the Closing Date signed by an authorized representative of each Seller.

      (b) COVENANTS AND ASSIGNMENTS PERFORMED. Prior to or on the Closing Date, Sellers shall have performed and complied with all covenants, agreements, or conditions and delivered all documents required by this Agreement to be performed, complied with, or delivered by Sellers.

      (c) CONSENTS TO ASSIGNMENTS. Cal-Maine shall have received duly executed originals of any consents necessary to effectuate assignments of any contracts, leases, licenses, or permits to be assigned by Sellers to Cal-Maine.

      (d) OPINION OF COUNSEL TO SELLERS. Sellers shall have delivered to Cal-Maine the opinion of Sellers' counsel, dated as of the Closing Date, in a form and substance satisfactory to Cal-Maine and its counsel, to the effect that:

            (i) Sellers are entities as described in the first introductory paragraph hereof and are validly existing, and in good standing under the laws of the State of their formation and are duly qualified in all jurisdictions where their properties or activities require such qualification.

            (ii) Sellers have the power to sell the assets to be sold to Cal-Maine hereunder.

            (iii) The execution and delivery of this Agreement and the sale by Sellers hereunder have been duly authorized by all necessary required actions and parties.

            (iv) Sellers have fully complied with all the requirements of this Section 8.01, and the instruments executed and delivered to Cal-Maine at Closing are sufficient to convey to Cal-Maine good, marketable, and unencumbered title to the property transferred at such time.

      (e) WARRANTY DEED, SURVEYS AND CERTIFICATE OF TITLE. At least two (2) days prior to Closing, Sellers shall deliver to Cal-Maine land surveys of all real property being acquired by Cal-Maine which shall meet the requirements of the State of Texas for title insurance, without survey exceptions, and an attorney's
            Certificate of Title on the state of the title to the Real Property and a deed conveying the Real Property with general warranty covenants, free and clear of all liens or encumbrances, and including all oil, gas and mineral rights and water rights held by Seller, which surveys and Certificate of Title shall evidence good, merchantable and insurable title, with only such exceptions as are acceptable to Cal-Maine. If title insurance is desired, Cal-Maine shall procure it at its own expense. At the date of Closing, if all surveys are not available, an amount equal to the value of the unsurveyed property shall be escrowed until the survey is completed and approved by Cal-Maine. All surveys shall be delivered by Sellers to Cal-Maine within thirty (30) days of Closing.

      (f) ENVIRONMENTAL SURVEY. At least two (2) days prior to Closing, Sellers shall have delivered to Cal-Maine Phase One Environmental Surveys showing the environmental condition of all property to be acquired by Cal-Maine to be acceptable to Cal-Maine for such properties' intended use.

      SECTION 8.02 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or before the Closing Date of all the following conditions, any of which may be waived by Sellers:

      (a) REPRESENTATIONS AND WARRANTIES TRUE. All of the representations and warranties of Cal-Maine contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

      (b) COVENANTS AND AGREEMENTS PERFORMED. Cal-Maine shall have delivered all documents required by this Agreement and shall have performed and complied with all covenants and agreements required by this Agreement to be performed.

      (c) OPINION OF COUNSEL OF CAL-MAINE. Cal-Maine shall have delivered to Sellers the opinion of Cal-Maine's counsel, dated as of the Closing Date in a form and substance satisfactory to Sellers and their counsel, to the effect that:

            (i)   Cal-Maine  is  a  corporation  duly  incorporated,   validly
            existing, and in good standing under the laws of the State of Delaware.

            (ii) Cal-Maine has the corporate power to buy the assets to be sold by Sellers hereunder.

            (iii) The execution, delivery, and consummation of this Agreement, have been duly authorized by all necessary corporate and shareholder actions, and all such documents have been properly executed and delivered and are valid, binding obligations of Cal-Maine.


                                  ARTICLE IX
                                    CLOSING

      SECTION 9.01 CLOSING DATE. The Closing Date shall be September 30, 1999. The parties shall meet at the offices of Norwest Bank in Austin, Texas

(Highway 183), to deliver documents and funds to each other as required by this Agreement; provided, however, that the Closing Date and the meeting place may be altered by mutual consent of the parties.

      SECTION  9.02  SELLERS'  OBLIGATIONS  AT CLOSING.  On the Closing  Date,
Sellers shall have complied with ARTICLE VIII hereunder and shall further deliver or cause to be delivered to Cal-Maine the following:

      (a) Bills of Sale in the form of Exhibit 9.02(a) and such other documents (e.g., Certificates of Title), containing warranties of good and marketable title, necessary to transfer title to all personal property free and clear of any and all liens or encumbrances.

      (b)   General  Warranty  Deeds to the Real  Property  being  acquired by
            Cal-Maine.

      (c)   A Certificate of Title as required by Section 8.01(e).

      (d) Certified resolutions of Sellers' Board of Directors approving the making and performance of this Agreement, the Escrow Agreement, and the agreements referred to in ARTICLE III of this Agreement.

      (e)   The  opinion of  Sellers'  counsel  required  pursuant  to Section
            8.01(d).

      (f) The allocations required pursuant to Section 1.08, signed and dated by both parties.

      (g) Such other documents or evidence as Cal-Maine or its counsel may reasonably request.

      SECTION 9.03 CAL-MAINE'S OBLIGATION TO SELLERS AT CLOSING. On the Closing Date, Cal-Maine shall have complied with ARTICLE VIII hereunder and shall further deliver to Sellers the following:

      (a) The wire transfer of the funds provided for in Sections 1.08, 1.09 and 1.10 and confirmed receipt of such funds.

      (b) Written or telephonic evidence of the deposit of the Escrow Funds with the Escrow Agent as provided by Section 2.03 of this Agreement and the Escrow Agreement.

      (c) Certified resolutions of Cal-Maine's Board of Directors approving the making and performing of this Agreement, the Escrow Agreement, and the agreements referred to in ARTICLE III of this Agreement.

      (d)   The opinion of Cal-Maine's  counsel  required  pursuant to Section
            8.02(c).

      (e)   The  allocations   required  pursuant  to  Section  1.08  and  the
            appraisal report required by Section 1.09, signed and dated by both parties.

      (f) Such other documents or evidence as Sellers or their counsel may reasonably request.

      SECTION 9.04 AUTHORITY. The representatives of both parties present at the Closing provided in Section 9.01 shall have full authority to execute the Escrow Agreement and the agreements referred to in ARTICLE III of this Agreement on behalf of their respective principals.

      SECTION 9.05. DOCUMENTATION OF SALE AFTER CLOSING. From time to time at either party's request, whether at or after the Closing Date and without additional consideration, the other party at its expense, will execute and deliver such further instruments of conveyance and take such other action as the requesting party may reasonably require to more effectively complete the transfer and delivery of the Property, and other items transferred hereunder.

      SECTION 9.06 EXPENSES. Each party to this Agreement shall be responsible for and pay their own expenses in connection with the negotiations, execution and consummation of this Agreement, the transfers and assignments provided herein and all other duties, obligations and responsibilities hereunder including, but not limited to, their respective attorneys, accounts, surveyors, appraisers and engineers. Each party represents that it has not utilized the services of any broker or agent in connection with the transaction described in this Sale and Exchange Agreement. Each party hereby indemnifies and agrees to defend and hold harmless the other party from and against any and all claims, actions, liabilities, expenses and losses relating to any finder's or brokers' fees of, or other claims by, any finder or broker engaged or purported to have been engaged by the indemnifying party in connection with the transactions described in this Sale and Exchange Agreement.


                                   ARTICLE X
                                  BULK SALES

      SECTION 10.01. WAIVER. Cal-Maine hereby waives compliance by Sellers with the requirement of any applicable laws relating to bulk sales and transfer, and Sellers hereby agree to indemnify and hold harmless Cal-Maine from any and all claims, liabilities, or costs arising with respect thereto, including reasonable attorney's fees. The foregoing indemnification shall survive the Closing Date.


                                  ARTICLE XI
                           MISCELLAENOUS PROVISIONS

      SECTION 11.01. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors in interest. This Agreement and the rights and obligations of any party hereunder shall not be assignable except with the written consent of the other parties hereto, which consent shall not be unreasonably withheld.

      SECTION 11.02 NOTICES. Any notice required or permitted under this Agreement shall be deemed given on the date sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows or to any other address as shall be furnished in writing by any addressee:

            If to Sellers:    c/o John P. Bender, Attorney
                              1405 Lorrain Street
                              Austin, Texas  78703

            If to Cal-Maine:  Cal-Maine Foods, Inc.
                              Post Office Box 2960
                              Jackson, Mississippi  39207
                              Attn:  Fred R. Adams, Jr.
                                     Dolph Baker
                                     B. J. Raines

      Sellers shall provide written wire transfer instructions to Cal-Maine at least two (2) business days prior to Closing.

      SECTION 11.03 GOVERNING LAW. This Agreement shall be governed by the law of the State of Texas in all respects except the following:

      (a) All questions of a corporate party's authority to make or perform this Agreement shall be determined under the laws of the state of that party's incorporation.

      SECTION 11.04 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

      SECTION 11.05 INCORPORATION BY REFERENCE. Exhibits 1.02 through 9.02(a) are hereby incorporated by reference. Any Exhibits which are incomplete upon the execution of this Agreement shall be produced and agreed to by the parties prior to the Closing Date, and incorporated into this Agreement as though originally attached.

      SECTION 11.06 WAIVERS AND AMENDMENTS. This Agreement and the other instruments to be executed pursuant to this Agreement may be amended, superseded, cancelled, renewed, or extended, and their terms or covenants may be waived only by a written waiver by the party entitled to demand compliance. The failure of any party at any time or times to require performance of any provision shall in no manner affect its right at a later time to enforce that provision. No waiver by any party of the breach of any term or covenant contained in this Agreement or in any other such instrument, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any breach of that term any other term or covenant contained herein. The parties reserve the right by mutual written consent to amend, modify, supersede, and cancel this Agreement, or waive the terms or conditions hereof, without the consent of any other person (natural or otherwise).

      SECTION 11.07 SEVERABILITY. In case any provision of this Agreement or any application thereof shall be deemed invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions and statements and any other application thereof shall not be affected or impaired.

      SECTION 11.08 ENTIRE AGREEMENT. This Agreement and the Exhibits attached hereto set forth the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, arrangements, and understandings, written or oral, relating to its subject matter.


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

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day, month, and year first above written.


                                  B & N POULTRY, by B&N GP, Inc., general
                                  partner of B Berger, L.P. and H. Novak,
                                  L.P., its general partners


                                  By: ________________________________________
                                      Henry J. Novak, President B&N GP, Inc.
                                      and executive director of H. Novak, L.P.


                                  By: ________________________________________
                                      Bryan Berger, executive director of
                                      B. Berger, L.P.


                                  Searcy Farms, Ltd., Klesel Farms, Ltd.,
                                  Harwood Poultry Farms, Ltd., Berger/Novak
                                  Cattle, Ltd., by B&N GP, Inc., its general partner


                                  By: ________________________________________
                                      Henry J. Novak, President B&N GP, Inc.
                                      and executive director of Searcy Farms,
                                      Ltd., Klesel Farms, Ltd., Harwood
                                      Poultry Farms, Ltd., Berger/Novak
                                      Cattle, Ltd.


                                  Smith Farms, Ltd., by Smith Farms, Inc., its general partner


                                  By: ________________________________________
                                      Henry J. Novak, President Smith Farms,
                                      Inc. and executive director of Smith
                                      Farms, Ltd.


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

                                  Smith Farms, Inc.


                                  By: ________________________________________
                                      Henry J. Novak, its President and
                                      President of Smith Holding Company,
                                      Inc.


                                      ________________________________________
                                      Henry J. Novak

                                      ________________________________________
                                      Bryan Berger


________________________________      CAL-MAINE FOODS, INC.

________________________________      By:________________________________


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


                               TABLE OF EXHIBITS


1.    Agreement for Custodial Account

2.    Assignment of Accounts Receivable

3.    Assignment of Contracts

4.    Assignment of Contract for Producers and Growers

5.    Assignment of Leases

6.    Assignment of Licenses and Permits

7.    Bill of Sale of Personal Property and Equipment

8.    Certificates of Corporate Resolution and Authorization for Transactions
      a.    Bryan Berger and Henry J. Novak
      b.    B&N GP, Inc.
      c.    Harwood Poultry Farms, Ltd.
      d.    Klesel Farms, Ltd.
      e.    Searcy Farms, Ltd.
      f.    Smith Egg Farms, Ltd.
      g.    Smith Farms, Inc.
      h.    Smith Holding Company, Inc.

9.    Certificates of Incorporation and Limited Partnership

10.   Closing Memorandum and Agreement

11.   Consulting Agreement - Bryan Berger

12.   Agreement Not to Compete - Bryan Berger

13.   Consulting Agreement - Henry Novak

14.   Agreement Not to Compete - Henry Novak

15.   Right of First Refusal

16.   Opinion of Counsel - John P. Bender

17.   Warranty Deeds
      a.    Deed #1 - Lonoke County, AR
      b.    Deed #2 - Lonoke and White Counties, AR
      c.    Deed #3 - Fayette County, TX
      d. Deed #4 - Fayette County, TX (Lots 7 & 8 in Block 20 of Flatonia on W 6th Street
      e.    Deed #5 - Caldwell County, TX
      f.    Deed #6 - Caldwell County, TX
      g.    Deed #7 - Gonzales County, TX
      h.    Deed #8 - Gonzales County, TX
      i.    Deed #9 - Gonzales County, TX
      j.    Deed #10 - Fayette County, TX


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